EXHIBIT 10.02
December 15, 2021
Mr. Lip-Bu Tan
Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, California 95134
Dear Lip-Bu:
On behalf of Cadence Design Systems, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chairman of the Board (“Executive Chairman”).
This letter agreement (this “Agreement”) supplements the terms of the Employment Agreement by and between you and the Company, effective as of January 8, 2009, as amended (the “Employment Agreement”), as follows:
Term. Your retirement as Chief Executive Officer will become effective on December 15, 2021, the effective date of the appointment of your successor to such role (the “Transition Date”). Following the Transition Date and until such time as otherwise agreed to by the parties, you agree to serve as Executive Chairman and an employee; provided, however, your service as Executive Chairman may be terminated for any reason by the Company or by you; provided, further, in the event that you cease to serve as Executive Chairman (whether or not you continue to serve as a member of the Board), the parties agree to continue your service as a non-officer employee through March 31, 2024 (the “Post-Chairman Employment Period”), provided that you may resign or the Company may terminate your employment with the Company for a termination for Cause (as defined in the Employment Agreement), with such duties as may be assigned by the Company’s Chief Executive Officer or the Board consistent with your reputation and experience and at levels of services to be mutually agreed to by the parties, and the compensation terms to be determined by the Compensation Committee of the Board at levels commensurate with your expected level of duties during the Post-Chairman Employment Period. Upon the expiration of the Post-Chairman Employment Period, your employment with the Company will terminate and, for the avoidance of doubt, such termination of employment shall not be deemed a termination by the Company without Cause or a termination by you for Constructive Termination (as defined in the Employment Agreement).

In your role as Executive Chairman, you agree to provide transition and other related services to the Company to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer. In addition, you will also perform the duties normally assigned to an Executive Chairman of a publicly-traded corporation, which will include, but not be limited to, (i) chairing meetings of the Board and the Company’s shareholders in coordination with the Lead Director, (ii) preparing the agenda for meetings of the Board in coordination with the Chief Executive Officer and the Lead Director, (iii) consulting with and supporting the incoming Chief Executive Officer on the Company’s strategy, and (iv) assisting with external communications, as requested.
As Executive Chairman, you shall report directly to the Board. You and the Company agree that the anticipated level of services to be provided by you as Executive Chairman are expected to exceed more than 20% of the average level of services performed by you for the Company (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period and that your service as Executive Chairman is not expected to constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended. In addition, the parties agree that the anticipated level of services to be provided by you as Executive Chairman shall not cause a termination of the Employment Agreement pursuant to Section 9.9 thereof.
Upon termination of your employment for any reason, unless otherwise agreed to by the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, held (i) with the Company or any of its affiliates or (ii) with any other entities at the direction of or as a result of your affiliation with, the Company or any of its affiliates. Further, if you cease to serve as Executive Chairman for any reason, you shall resign from the Board effective upon the date you cease to serve as Executive Chairman. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.
Compensation. During your service as Executive Chairman, you will receive the following compensation and benefits:
•an annual base salary of $600,000, with the annual base salary to be determined by the parties during any Post-Chairman Employment Period;

•during your service as Executive Chairman, your target opportunity under the Company’s Senior Executive Bonus Plan (“SEBP”) will be 115% of your base salary, with the actual payout to be determined based on Company and individual performance and the terms of the SEBP;

•you will remain eligible to participate in the Company’s health and welfare benefits, subject to the terms of such benefit programs, including terms regarding eligibility during any Post-Chairman Employment Period; and

•your outstanding equity awards will continue to vest based on your service as an employee in accordance with the terms of the Company’s Omnibus Equity Incentive Plan and the underlying equity award agreements.

For the avoidance of doubt, while serving as Executive Chairman or as an employee during any Post-Chairman Employment Period, you will not receive any future equity grants or participate in any long-term incentive programs that commence on or after the Transition Date.
Existing Employment Agreement. You and the Company hereby acknowledge and agree that your assumption of the role of Executive Chairman and retirement as Chief Executive Officer of the Company does not entitle you to any termination benefits under the Employment Agreement, including on account of Constructive Termination (as defined in the Employment Agreement). Accordingly, you shall not be eligible for severance pay under Section 4 of the Employment Agreement as a result of your assumption of the role of Executive Chairman. In addition, the parties agree that you shall waive and not be entitled to any cash severance payment in the event of your termination from the Company but, for the avoidance of doubt, you shall remain eligible for all other termination benefits, to the extent payable in accordance with the underlying plans and programs based on the circumstances of such termination and the parties agree that the expiration of the Post-Chairman Employment Period will not be treated as a termination by the Company without Cause or termination due to Constructive Termination.
In addition, you acknowledge that during your employment with the Company and the Transition Period (as defined in your Employment Agreement), you shall continue to be bound by the covenants set forth in the Employment Agreement, Transition Agreement and the Employee Proprietary Information and Inventions Agreement between you and the Company, dated December 1, 2008, including without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein. Notwithstanding anything in this Agreement or any other agreement to the contrary, you understand that nothing contained in this Agreement or any other agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor any other agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, discussions or representations by or between the parties, whether written or oral, which may have related in any manner to the subject matter hereof, except as otherwise expressly set forth in this Agreement with respect to (i) health and welfare benefit plans, (ii) incentive compensation plans and related awards, or (iii) equity plans and related awards; provided, however, that if there is any conflict between the terms of this Agreement and the terms of any arrangement described in the preceding clauses (i) through (iii), the terms of this Agreement shall govern.

Attorneys’ Fees. The Company shall reimburse your reasonable attorneys’ fees incurred in connection with the review, drafting and negotiation of this Agreement and the ancillary documents in an amount not to exceed $15,000. Such fees shall be paid no later than March 15, 2022.
Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Dr. John Shoven
Name: Dr. John Shoven
Title: Lead Director of the Board
This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

By:	/s/ Lip-Bu Tan
LIP-BU TAN